Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of Fairfax Financial Holdings Limited of our report dated March 7, 2025 relating to the financial statements and effectiveness of internal control over financial reporting of Fairfax Financial Holdings Limited, which appears in Exhibit 99.2 to Fairfax Financial Holdings Limited’s annual report on Form 40-F for the year ended December 31, 2024. We also consent to the reference to us under the heading “Interests of Experts” which appears in the Annual Information Form filed as Exhibit 99.1 to Fairfax Financial Holdings Limited’s annual report on Form 40-F for the year ended December 31, 2024 incorporated by reference in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada

October 1, 2025

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